Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated November 21, 2025 in the Registration Statement on Form 20-F/A, under the Securities Act of 1933 (File No. 333-268366) with respect to the consolidated balance sheets of Angkasa-X Holdings Corp. and its subsidiaries (collectively the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024 and 2023, and the related notes included herein.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

November 21, 2025